                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
               THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)


Filed by the Registrant  [x]    Filed by a Party other than Registrant  [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-12




                        Publishers Equipment Corporation
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:



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         2)       Aggregate number of securities to which transaction applies:



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         3)       Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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         4)       Proposed maximum aggregate value of transaction:



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         5)       Total fee paid:



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[x]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


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         2)       Form, Schedule or Registration Statement No.:


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         3)       Filing Party:


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         4)       Date Filed:



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                        PUBLISHERS EQUIPMENT CORPORATION
                        16660 DALLAS PARKWAY, SUITE 1100
                               DALLAS, TEXAS 75248
                                 (972) 931-2312

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST __, 2001

As a shareholder of Publishers Equipment Corporation (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Shareholders of the Company to be held at Publishers Equipment Corporation, Corporate Headquarters, 16660 Dallas Parkway, Suite 1100, Dallas, Texas, on August __, 2001 at 1:00 p.m., local time, for the following purposes:

         1. To consider and act upon a reverse stock split of the Company's common stock that would result in our shareholders receiving one share of our common stock for every 100 shares of our common stock that they currently own. The reverse stock split and related cash purchase by the Company of fractional shares resulting from the reverse stock split is proposed to take the Company private.

         2. To consider and act upon an amendment to the Company's Articles of Incorporation to reduce the Company's authorized common stock from 9,000,000 shares to 90,000 shares, which is in proportion to the reverse stock split.

                  IN ORDER FOR THE REVERSE STOCK SPLIT TO BE EFFECTED, THE REVERSE STOCK SPLIT AND THE CHARTER AMENDMENT MUST BE APPROVED. NEITHER PROPOSAL WILL BE DEEMED APPROVED UNLESS BOTH ARE APPROVED.

         3.       The election of six directors for a one-year term.

         4. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The Board of Directors has fixed the close of business on June __, 2001, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment thereof. Only shareholders at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books will not be closed.

You are cordially invited to attend the meeting. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a shareholder by notifying the Secretary of the Company in writing at any time prior to its use, by executing and delivering a subsequent proxy or by personally appearing at the Annual Meeting and casting your vote, each as specified in the enclosed proxy statement.

                                          By order of the Board of Directors

                                          /s/Evans Kostas
                                          Evans Kostas
                                          Chairman of the Board,
                                          President and Chief Executive Officer


Dallas, Texas
June __, 2001


                             YOUR VOTE IS IMPORTANT.
                 PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
                      PROXY CARD IN THE ENVELOPE PROVIDED.

                        PUBLISHERS EQUIPMENT CORPORATION
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST __, 2001

TO OUR SHAREHOLDERS:

This Proxy Statement is furnished to the shareholders of Publishers Equipment Corporation (the "Company") for use at the Annual Meeting of Shareholders on August __, 2001, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and can be revoked at any time prior to the voting of the proxy (as provided herein). Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted as follows:

1. FOR the approval of a reverse stock split (the "Reverse Stock Split") of the Company's common stock whereby each outstanding share of common stock of the Company, no par value (the "Existing Common Stock"), will be reclassified into
0.01 of a share of new common stock of the Company, no par value (the "New Common Stock"). The Reverse Stock Split and purchase of fractional shares resulting therefrom is proposed to take the Company private.

2. FOR the approval of an amendment to the Company's Articles of Incorporation to reduce the number of the Company's authorized shares of common stock from 9,000,000 shares to 90,000 shares, which is in proportion to the Reverse Stock Split.

IN ORDER FOR THE REVERSE STOCK SPLIT TO BE EFFECTED, THE REVERSE STOCK SPLIT AND THE CHARTER AMENDMENT MUST BE APPROVED. NEITHER PROPOSAL WILL BE DEEMED APPROVED UNLESS BOTH ARE APPROVED.

3. FOR the six nominated directors.

4. The proxies will be voted in accordance with the recommendation of management as to any other matters which may properly come before the Annual Meeting.

The record of shareholders entitled to vote at the Annual Meeting was taken at the close of business on June __, 2001 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is June __, 2001. The principal executive offices of the Company are located at 16660 Dallas Parkway, Suite 1100, Dallas, Texas 75248.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.




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                               SUMMARY TERM SHEET

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the nominees being solicited for director and for a more complete description of the terms and conditions of the Reverse Stock Split, as well as the consequent amendments to our Articles of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

WHY IS THE COMPANY PROPOSING A REVERSE STOCK SPLIT?

         o The 100 for one reverse stock split and purchase of fractional shares resulting has been unanimously approved by our Board of Directors and is proposed to take us private by reducing the number of shareholders of record to less than 300, thereby:
                  (i) relieving us of the direct and indirect costs of filing public documents; (ii) reducing the ability of our competitors to benefit from disclosure of our proprietary information, such as material contracts, strategies and financial information; and (iii) allowing us more flexibility to explore strategic alternatives. As a private company, we will no longer be able to sell shares of common stock which are freely tradable.

                  The reasons for the reverse stock split are discussed below under the caption "PROPOSAL ONE - Purpose and Reasons for the Reverse Stock Split."

WHAT WILL I RECEIVE IF THE REVERSE STOCK SPLIT IS APPROVED?

If the reverse stock split and the charter amendment are both approved by the shareholders and implemented:

         o Each share of existing common stock will be exchanged for 0.01 of a share of new common stock.

                  The procedure for this exchange is described below under the caption "PROPOSAL ONE--Exchange of Certificates and Payment of Fractional Shares."

         o No new certificates representing fractional shares will be issued. Instead, fractional shares will be purchased from holders at a rate of $30.00 per whole share of new common stock. This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that an aggregate of approximately $4,386 will be paid to 257 of our shareholders for their resulting fractional shares. We estimate that approximately 146 of our shareholders will only have fractional shares after the reverse stock split, and therefore those shareholders will receive only cash and no longer own any of our stock.

                  The payment of cash in lieu of fractional shares is described below under the caption "PROPOSAL ONE--Exchange of Certificates and Payment of Fractional Shares."



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HOW WILL THE ARTICLES OF INCORPORATION BE AMENDED?

If the charter amendment and the reverse stock split are both approved by the shareholders and implemented:

         o Our Articles of Incorporation will be amended to reduce the number of authorized shares of our common stock in the same 100 for one ratio, from 9,000,000 shares to 90,000 shares, which is in proportion to the reverse stock split. (A copy of the proposed amendment is attached as Exhibit 1).

                  The reduction in the number of authorized common shares is described below under the caption "PROPOSAL TWO--Proposed Amendment to the Company's Articles of Incorporation."

WHAT DOES "GOING PRIVATE" MEAN?

         o There will then be less than 300 shareholders of record of our common stock and registration of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated, resulting in the delisiting for our common stock from the OTC Bulletin Board.

                  Going private is described below under the caption "PROPOSAL ONE--Reverse Stock Split."

         o If the reverse stock split is approved, we would not have to provide our shareholders with information that we currently provide, such as annual, quarterly and other reports required to be filed by us with the Securities and Exchange Commission (the "SEC").

         o Our common stock will no longer be listed on the OTC Bulletin Board, and there may be no public market for the new common stock.

                  The delisting of our common stock is described below under the caption "PROPOSAL ONE--Reverse Stock Split."

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

         o Under Texas law, the law governing the reverse stock split, you have dissenter's rights if you object to the price being paid for fractional shares. In order to preserve your dissenter's rights, you must follow the procedures described below under the caption "PROPOSAL ONE--Appraisal Rights and Dissenter's Rights."


                           FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. The words



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"believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Further events and actual results could differ materially than those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Proxy Statement describe factors that could contribute to or cause such differences.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, the Company in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Available Information."



                               GENERAL INFORMATION

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

The only shareholders entitled to vote at the Annual Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were [5,249,321] outstanding shares of Existing Common Stock. Each outstanding share of Existing Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement. The proxy card provides space for a shareholder to: (a) vote for or against any proposal to be considered at the Annual Meeting; or (b) abstain from voting on any proposal if the shareholder chooses to do so. The Reverse Stock Split and the Amendment to the Company's Articles of Incorporation require the affirmative vote of holders of 66 2/3% of the outstanding shares of Existing Common Stock as of the Record Date.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker nonvotes are considered for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker nonvotes will have the effect of a vote against the Reverse Stock Split and the related Amendment to the Company's Articles of Incorporation. Shareholders are urged to sign the accompanying form of proxy and return it promptly.

When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by proxies designated on the proxy card in accordance with the shareholder's instructions. The designated proxies for the shareholders are Evans Kostas and Roger R. Baier. A



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



shareholder desiring to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.

If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted in favor of all the proposals described in this Proxy Statement and, at the discretion of the designated proxies, on any other matter that may properly come before the Annual Meeting or any adjournment. The Company does not know of any business that will be presented for consideration at the Annual Meeting other than the election of directors and the Reverse Stock Split and related Amendment. However, if any other business should come before the Annual Meeting, it is the intention of the designated proxies to vote on any such business in accordance with the recommendation of management.

Any shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by (i) notifying the Secretary of the Company in writing at the Company's principal executive office, (ii) executing and delivering a subsequent proxy or (iii) personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless and until notice of such revocation has been received by the Company at or prior to the Annual Meeting.


                       PROPOSAL ONE - REVERSE STOCK SPLIT

PURPOSE AND REASONS FOR THE REVERSE STOCK SPLIT

The reason for the Reverse Stock Split is to relieve the Company of the direct and indirect costs of remaining a public company. Although there are many advantages to being a publicly-traded company (including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions), in the opinion of the Board, the pricing trends and trading volume of the Existing Common Stock have not allowed the Company to effectively take advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration.

Since 1989, the Existing Common Stock has remained very thinly traded and has provided little liquidity for the Company's shareholders. For example, as a percentage of outstanding Existing Common Stock, the most that has been traded in the last five full calendar years was 34% in 1998, and the least was 12% in 2000. The most in any full month in that time period was 9% in March 1997, and the least was less than 1% in September 2000. The Company believes that these volume numbers may be artificially inflated because both sides of a transaction can register in certain non-market-maker transactions.

The Board of Directors believes that the fluctuating pattern of earnings of the Company has contributed to the low trading volume. For instance, during the past six full calendar years, there have been ten quarters with an operating loss and fourteen quarters with an operating gain. During that same time period, there have been three operating loss years (1995, 1999 and 2000) and three operating gain years



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



(1996, 1997 and 1998), and there has not been a predictable pattern year-to-year with respect to which quarters will be gain and loss quarters.

In addition, from 1984 to 1989, at per share prices ranging from $3.14 to $7.50, the Company entered into eight transactions financed by Existing Common Stock. Since that time, the low trading volume and fluctuating earnings and the illiquidity of the Existing Common Stock (which, as discussed below in "Background", has been moved gradually from the Nasdaq National Market down to its current listing on the OTC Bulletin Board), have kept the per share price so depressed that the Company has found it inadvisable to utilize the shares as a source of financing for its capital needs. At current prices, the Board believes that issuance of Existing Common Stock as a source of financing would prove too dilutive to the shareholders to be a viable option.

For these reasons the Company has not been able to realize the principal benefits of being a public company, and the Company's management expects no improvement in the situation regarding the Existing Common Stock for the foreseeable future.

As part of its registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company incurs substantial direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of common shares include lower printing and mailing costs; less complicated disclosure due to the company's private status; reduction in direct expenses such as word processing, EDGARizing, telephone and telefax charges associated with SEC filings; and elimination of the charges of brokers and transfer agents in forwarding materials to beneficial owners. The Company also believes that there will be a reduction in audit fees.

The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Other indirect costs include the disclosure of proprietary information, such as material contracts, acquisitions, growth strategies, research and development expenses, and other financial information regarding overall operations. The Company believes its proprietary information can be analyzed by its competitors to place the Company at a competitive disadvantage. The Company's competitors are either private, foreign or part of a larger public company, and thus they do not disclose their proprietary information to the same extent as the Company. Ceasing registration increases the confidentiality of such proprietary information. See "Background" for further discussion of the indirect costs of being a public company.

Based on its experience in prior years, the Company's direct costs, which include the fees and expenses of independent auditors, printing, mailing, EDGARizing and SEC filing fees are estimated at approximately $83,000 annually, which represents approximately 7% of the Company's administrative expenses in 2000. This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. For example, after going private the Company may choose to engage independent accountants for reduced scope audits of the Company's financial statements. As noted under "Fees and Independence" below, the Company paid Arthur Andersen $34,500 for its year-end audit for fiscal 2000. The cost of reduced scope audits would be less than the fees currently incurred by the Company, but would reduce the estimated cost savings of being a private company to approximately $50,000 annually. It is expected that any savings will not be fully realized until the



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



fiscal year ending December 31, 2002. However, the Company cannot guarantee that these savings will be accomplished as rapidly as currently expected, or at all.

The shareholders will be voting on the Reverse Stock Split at the regular Annual Meeting of Shareholders, so the cost of going private will be only those costs incremental to this meeting:

                                                 Incremental Cost
                                                  to Go Private
                 Expense Item                      (estimates)
---------------------------------------------    ----------------
Fees and expenses of legal counsel                $     12,000
Fees and expenses of financial advisor            $      6,000
Printing and postage                              $        400
Miscellaneous                                     $        200
                                                  ------------
     Total                                        $     18,600


If the Reverse Stock Split is approved and implemented, the Company believes that the number of shareholders of record of the Company's common shares will be fewer than 300. The Company intends to terminate the registration of the common stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act. The decision by the Company to terminate Exchange Act registration upon implementation of the Reverse Stock Split does not require shareholder approval and will not be voted on at the Annual Meeting. The Company's duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once the Company's securities are no longer registered under the Exchange Act, and the Company's common stock will no longer be listed on the OTC Bulletin Board, where it currently is traded.

BACKGROUND

The Company's Existing Common Stock began trading on the over-the-counter market under the symbol PECN on March 29, 1983, with daily high and low bid prices being reported by the National Association of Securities Dealers. On January 7, 1986, trading of the Company's Existing Common Stock was transferred to the more closely monitored and reported NASDAQ National Market System, where the Company's shareholders benefited from increased trading activity and liquidity.

For the years 1986 to 1989 the Company had uninterrupted annual profitabilty and the public market responded with increased trading activity, liquidity and a higher share price than historical levels. However, the Company's earnings fluctuated following 1989, with a negative public market response (as illustrated above in "Purpose and Reasons for the Reverse Stock Split") that resulted in a failure of the Existing Common Stock to maintain market price and market value criteria established for continued listing by the NASDAQ National Market System. The market value criteria was particularly difficult for the Company to maintain because NASDAQ rules require that the calculation of the market value of public float, on which the criteria is based, exclude the shares held by parties owning more than ten percent of the common shares outstanding. This requirement removed two shareholders having over fifty percent of the Company's shares in public float from the calculation. As a consequence, the Existing Common Stock was transferred from the NASDAQ National Market System to the NASDAQ SmallCap Market System on February 2, 1994. The NASDAQ SmallCap Market System is generally considered to be a less efficient market than the NASDAQ National Market System, having lower trading activity and providing less liquidity.



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With continued fluctuations of the Company's earnings patterns after February
1994 (as illustrated above in "Purpose and Reasons for the Reverse Stock Split"), and further negative public market response, the Existing Common Stock was not able to maintain the market price and market value criteria for continued listing on the NASDAQ SmallCap Market System. As a result, the shares were transferred from the NASDAQ SmallCap Market System to the OTC Bulletin Board on May 22, 1995. The OTC Bulletin Board is an electronic screen-based market quotation system that provides real time, last sell and volume information to securities professionals through desktop terminals. The OTC Bulletin Board is generally considered to be a less efficient market than the NASDAQ SmallCap Market System, providing lower trading activity and liquidity.

The 1994 and 1995 delistings of the Existing Common Stock resulted in progressively less trading activity in the Company's Existing Common Stock, less liquidity for its shareholders and diminished opportunities for future equity financing of the Company's capital requirements. As noted above in "Purpose and Reasons for the Reverse Stock Split," for the years 1996 to 1998, the Company had uninterrupted annual profitability, but these favorable circumstances did not reverse a continued negative public market response.

Although a relisting of the Existing Common Stock on the NASDAQ SmallCap Market System or the NASDAQ National Market System would be desirable, such a relisting with either market system would require the Company's compliance with much more stringent market price and market value criteria that the Company currently does not meet. For example, the NASDAQ National Market System requires a minimum bid price of $5.00 for initial listing and $1.00 for continued listing, and the NASDAQ SmallCap Market System requires a minimum bid price of $4.00 for initial listing and $1.00 for continued listing. The Existing Common Stock has not traded above $1.00 since 1990. The National Market requires the market value of the public float (issued and outstanding shares less shares held by officers, directors and significant shareholders) be at least $8 million for initial listing and $5 million for continued listing, and the SmallCap Market requires the market value of the public float be at least $4 million for initial listing and $1 million for continued listing. The market value of the Company's public float is currently approximately $175,325. The Company's management does not expect the Existing Common Stock to meet the relisting criteria of either market system in the forseeable future.

With delisting from the OTC Bulletin Board, the Company will become a private company and there will likely be no public market for the Company's securities. The Company believes that after the Reverse Stock Split, the New Common Stock may possibly be traded by Pink Sheet. Pink Sheet securities are nonelectronic, nonlisted, non-OTC Bulletin Board issues. When the OTC Bulletin Board established certain SEC reporting rules for continued listing in 1999, over 3,000 traded companies were delisted and must now look to Pink Sheets for continued trading of their securities. The National Quotation Bureau prints weekly pink sheets for use by brokers and market makers that identify market makers and interdealer subject quotations for these issues. Daily updates are available, and the securities are subject to NASDAQ trade reporting rules. There can be no assurance that there will be a market maker for the New Common Stock. The Company cannot guarantee that trading of the New Common Stock by Pink Sheet will be pursued by the Company after the Reverse Stock Split.



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



The Company had [5,249,321] shares of common stock issued on the Record Date. The Existing Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "PECN.OB." For the last two years, the stock has traded in the following ranges, as reported by the OTC Electronic Bulletin Board:

          Quarter       Closing High     Closing Low       Quarter     Closing High    Closing Low
         ----------     ------------     -----------      ----------   ------------    -----------
            1Q99         $     0.31     $     0.22           1Q00     $     0.29     $     0.18
            2Q99               0.25           0.20           2Q00           0.29           0.16
            3Q99               0.25           0.19           3Q00           0.16           0.13
            4Q99               0.24           0.16           4Q00           0.16           0.09


The Company has not paid dividends on the Existing Common Stock in the past two years. In order to preserve working capital, the Company does not intend to pay any cash dividends in the future (regardless of whether the Reverse Stock Split is approved). In addition, the Company's Master Loan Agreement with Bank of America dated December 11, 2000, prohibits the payment of dividends without the prior written consent of the bank.

If the Reverse Stock Split is approved and implemented, each share of Existing Common Stock will automatically be reclassified into 0.01 of a fully paid and non-assessable share of New Common Stock without any further action on the part of the shareholders. Assuming no change in the number of outstanding shares from the Record Date if the Reverse Stock Split is approved, the currently outstanding shares of Existing Common Stock will be converted into approximately 52,804 shares of New Common Stock. The Company estimates that approximately 257 shareholders will hold fractional shares after the Reverse Stock Split, which fractional shares will be purchased at a total cost of approximately $4,386.

The Company's shareholder of record base has averaged approximately 400 since the Company went public, and in 2000 has remained at approximately 400:

           At Record Date for           Number of
           Annual Meeting in       Shareholders of Record
          --------------------     --------------------
                1984                      351
                1985                      362
                1986                      323
                1987                      311
                1988                      378
                1989                      402
                1990                      393
                1991                      389
                1992                      391
                1993                      492
                1994                      466
                1995                      459
                1996                      444
                1997                      441



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




                1998                      432
                1999                      422
                2000                      408


A reverse stock split of 100 for 1 is estimated to reduce the number of shareholders of record to approximately 222, based on January 4, 2001, records, which provides a reasonable margin for error in achieving the desired reduction below 300 shareholders of record. See "Fairness of the Reverse Stock Split Proposal" below for a discussion of the determination of a fair price for fractional shares.

At the Board of Directors' April 2000 meeting, management expressed its view that neither the Company nor its shareholders are deriving much benefit from the Company's being a public company. The Company is incurring considerable costs to maintain this status. Management noted that the required public disclosure of material information enables the Company's competitors, which are either private, foreign or part of a larger public company, to use portions of this information to their advantage.

The Board considered the advantages and disadvantages of being a private company and unanimously directed management to conduct a preliminary cost and feasibility study of going private, including a determination of the rights of dissenting shareholders.

At the Board of Directors' June 2000 meeting, management reported that taking the Company private could be accomplished by a tender offer that reduces the number of the Company's shareholders of record to less than 300. As of May 1, 2000, there were 407 shareholders of record of the Company's common stock. The Board agreed that legal advice would be required to accomplish such a transaction and directed management to continue its study of going private.

At the Board of Directors' September 2000 meeting, management advised the Board that there were two viable options to take the Company private by reducing the number of shareholders of record below 300: either an odd-lot tender offer or a reverse stock split. The odd-lot tender offer was determined to be the simplest, and perhaps less costly, procedure, but upon consultation with the Company's transfer agent (Computershare Shareholder Services) and its proxy solicitor (Georgeson Shareholder Communications Inc.), management determined that this method would not achieve the desired result. Of the total 407 shareholders of record at May 1, 2000, 175 shareholders held less than 100 shares of the Company's Existing Common Stock. In order for the number of shareholders of record to be reduced below 300, at least 108, or 62%, of the 175 odd-lot shareholders would have to tender their shares. After consultation with advisors, the Company judged such a result to be unlikely.

Management described to the Board the process of going private through a reverse stock split, with cash being paid for fractional shares that result. The Board reconfirmed unanimously its agreement that it would be in the Company's best interest to go private, and directed management to identify the issues involved in a reverse stock split.

On October 19, 2000, Company management met with Hughes & Luce, LLP, outside legal counsel, to discuss a reverse stock split as well as other options for taking the Company private, including a management buy-out and a one step cash-out merger. After discussion with legal counsel of the options available, management determined that a reverse stock split was the most feasible in the Company's current situation. Management made this determination after concluding that (1) a management buy-out was less feasible because there could only be a nominal equity investment available from management, the Company's assets are fully leveraged under its current bank credit facility, and mezzanine financing was not believed to be available or serviceable, and (2) a cash-out merger was less feasible because management was not aware of any third party with an interest or ability to purchase the Company, and management believed that if word spread within the industry that the Company was for sale, this would be viewed negatively by the Company's customers and would fuel negative speculation from the Company's competitors. For example, management noted that the community of printing equipment manufacturers is not large, and that purchasers of printing equipment are often concerned with whether a supplier will be able to provide service support, spare parts and upgrades for years to come. As would be the case in any competitive industry, uncertainty regarding the Company's future could be exploited by competitors until the uncertainty was resolved. With no third party in mind with an interest or ability to purchase the Company, management did not believe it would be in the Company's best interest to inject such uncertainty into the marketplace. Having made its decision, management then discussed with outside legal counsel the procedures for a reverse stock split, including the strict SEC filing requirements.

At the Board of Director's January 2001 meeting, management reported that both a 50:1 and 100:1 reverse stock split to take the number of shareholders of record below 300 had been evaluated, and that in management's opinion the 100:1 ratio was preferable. Management believed that with the 100:1 reverse stock split, there was a greater margin for error in reducing the Company's shareholders below 300.

In consideration of management's evaluation, the Board authorized a 100:1 reverse stock split, subject to the approval of the Company's shareholders. By direction of the Board of Directors, management engaged Hughes & Luce, LLP as the Company's legal counsel and D. Latin & Company, Inc. as its financial advisor to assist the Company in pursuing the proposed Reverse Stock Split.

At the Board of Director's March 6, 2001 meeting, counsel reviewed with the Board the duties of directors under Texas law in evaluating a reverse stock split and discussed the preparation of documents to be filed with the SEC in this regard. Also at this meeting, the principal of D. Latin and Company, Inc. presented a fairness opinion to the Board, wherein a price of $30.00 per share to be paid for fractional shares resulting from a 100:1 reverse stock split was determined to be fair to those shareholders receiving such payment for fractional shares.

The Board then discussed the fairness of the reverse stock split to the shareholders who will receive New Common Stock. Because of the cost savings associated with no longer being a public company, the reduced ability of competitors to benefit from public disclosure of the Company's proprietary information and the perceived greater prospects going forward for expanded strategic alternatives, the Board concluded that a reverse stock split would be fair to such shareholders.

The greater prospects for strategic alternatives (such as joint ventures, or purchases or sales of stock) were perceived to be available because as a private company, the Company would not have public disclosure requirements. No particular transactions or partners were suggested by the Board, and a third party transaction was considered undesirable because a sale at this time probably would be at too deep a discount to the value of the Company. The Reverse Stock Split was viewed by the Board as a vital step in eliminating the direct and indirect costs of being a public company and moving forward with the business of the Company.

The Board also considered that during the preceding eighteen month period, the Company had not received any bona fide offers from any person for (i) the merger or consolidation of the Company into or with any person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) securities of the Company which would enable the holder thereof to exercise control of the Company. The Board considered further that the Company during this period did not solicit any third party offers to merge or acquire the Company.

After the completion of the presentations and discussions, the Board agreed to adjourn and reconvene on March 7, 2001, for action on the reverse stock split proposal.

At the Board of Directors meeting of March 7, 2001, Mr. Hamilton, as an independent director, recommended to the full Board that the Reverse Stock Split be approved. After further discussions, a 100:1 reverse stock split with $30.00 per share being paid for all Fractional Shares resulting, and all corporate actions necessary in connection with these undertakings, was approved unanimously to be placed for a vote before the Company's shareholders at their 2001 Annual Meeting.

The Company and its Board of Directors is proposing the Reverse Stock Split at this time because:

         o The Company believes that material disclosures in its public filings have been used by competitors to its detriment. For example, the Company's sales representatives have reported to management the comments of competitors and prospective customers over the past several years that indicate that some of the filed information is used to feed negative speculation, such as (1) decline in foreign sales versus domestic sales (brings into question the Company's commitment to serve and continue to support its foreign customers); (2) unfavorable period-to-period revenue comparisons (brings into question the continued viability of the Company); (3) unfavorable period-to-period net income (loss) comparisons (brings into question the continued viability of the Company); (4) reduced levels of research and development expenditures (brings into question whether the Company is committed to invest in the future of its products); (5) reduced levels of backlogs (brings into question the continued viability of the Company); and (6) unfavorable level of warranty expenditures versus revenues (brings into question the quality of the Company's products). As noted above in "Purpose and Reasons for the Reverse Stock Split," the Company's competitors are private, foreign or part of a larger public company, and therefore they do not face the same disclosure issues that the Company does.

         o The cost of remaining a public company continues to grow. For instance, EDGAR and quarterly audit reviews increased the Company's cost of being public by approximately five percent. No single cost of being a public company is increasing dramatically, but the Company is absorbing normal cost increases in printing and mailing plus added regulatory costs like EDGAR at a time when its markets will not allow offsetting equipment price increases. Weighed against these increasing costs is the fact noted above in "Purpose and Reasons for the Reverse Stock Split" that the Company and its shareholders are not able to take advantage of the benefits of being a public company, and this situation is not expected to change in the foreseeable future.

         o The public market did not respond favorably to the Company's three consecutive years of profitability from 1996 to 1998, climbing no higher than $0.81 in 1996, $0.56 in 1997 and $0.41 in 1998. The Board does not believe that, even with sustained profitability, the cost/benefit analysis of being a public company is going to change in the foreseeable future and feels that going private sooner rather than later will afford the Company greater savings in the long run.

Failure to approve the Reverse Stock Split will (i) sustain the Company's costs of being a public company without corresponding benefit, and (ii) place the Company at a continued disadvantage relative to its competitors through required public disclosures.

FAIRNESS OF THE REVERSE STOCK SPLIT PROPOSAL

The Board of Directors believes that the Reverse Stock Split proposal, taken as a whole, is fair to and in the best interests of the Company and its shareholders, both those who will receive cash and those who will receive New Common Stock. In determining the fairness of the Reverse Stock Split, the Board of Directors considered a number of factors prior to approval of the proposed transaction.

The Board of Directors recognized the concerns of shareholders owning limited shares of Existing Common Stock, whose liquidity is reduced because typical transaction costs for public sale of their shares in most cases represents a large percentage of the value of their holdings at current stock pricing trends. The Reverse Stock Split will allow such shareholders to liquidate their holdings at a fair value without these transaction costs by receiving cash for their small Fractional Shares.

Shareholders receiving New Common Stock will benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status. The Board of Directors also believes that these shareholders can benefit from expanded strategic alternatives available as a private company that could strengthen the Company's financial position.

The Board of Directors considered the potential liquidity concerns of shareholders that will hold New Common Stock as a result of the transaction. Although this issue relates to the termination of public registration of its Existing Common Stock rather than the Reverse Stock Split, the Board of Directors acknowledged that the Reverse Stock Split facilitates this action and therefore the Board considered this concern in making its decision. The Board of Directors weighed this concern against what it had determined were the overall benefits to the shareholders and the Company from the Reverse Stock Split and concluded that this concern regarding potential liquidity was insufficient to outweigh the benefits of the Reverse Stock Split in light of the considerations and conclusions stated herein.

The Board did not establish an unaffiliated representative to represent the unaffiliated shareholders of the Company in determining the terms of the Reverse Stock Split proposal because the Board concluded that there was sufficient representation in the decision-making at the Board level to protect the interests of unaffiliated shareholders. In addition, no independent committee of the Board has independently reviewed the fairness of the Reverse Stock Split proposal because the Board concluded that the unaffiliated Board members could adequately convey their opinions and concerns to the entire Board without the need to establish such a committee. As noted below, after reviewing and considering the management team's analysis of the fractional share price, the analysis of the financial advisor with respect to the fairness of such price, the availability of dissenter's rights, and the presence and involvement of unaffiliated Board members, the Board concluded that the Reverse Stock Split proposal is fair to the unaffiliated shareholders of the Company.

The Reverse Stock Split has not been structured so that at least a majority of unaffiliated security holders is required. The Board believed that its analysis of the fairness of the fractional share price, the analysis of the financial advisor with respect to the fairness of such price, the availability of dissenter's rights, and the presence and involvement of unaffiliated Board members were sufficient to protect the interests of unaffiliated shareholders. Since, unlike the Board, unaffiliated shareholders have no fiduciary duty to fellow shareholders, the Board decided that it should not grant the veto on the Reverse Stock Split proposal to the unaffiliated shareholders.

The Board of Directors of the Company by unanimous vote on January 8, 2001, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reserve Stock Split to be advisable, and directing that the reverse stock split and a proposed amendment to the Articles of Incorporation of the Company to reduce the Company's authorized capital be submitted to shareholders of the Company for consideration. All material factors considered by the Board of Directors are presented herein.

The executive officers of the Company--Chairman of the Board, Chief Executive Officer and President, Evans Kostas, and Chief Financial Officer and Vice President Finance, Roger R. Baier--were charged with the responsibility of recommending to the Board of Directors a fair price to be paid for the fractional shares resulting from the Reverse Stock Split. In fulfilling their responsibility, the executive officers considered the following factors relating to the fair value of the Company's Existing Common Stock:

         o The historic market value of the Existing Common Stock. The executive officers reviewed all historical share price data for the Existing Common Stock, dating back to 1983. Their observations were that (1) the market price of the Existing Common Stock incorporates the effects of dilution that results from the issuance of common stock, and (2) the market price per share of the Existing Common Stock does not correlate with earnings per share of such stock. The executive officers concluded that the historical price of the Existing Common Stock is not a reliable indicator of current or future share price. The executive officers therefore did not give much weight to this factor in their analysis.

         o The book value of the Existing Common Stock. The December 31, 2000, book value per share of Existing Common Stock before extraordinary gain of $0.58. Because the book value per share measure is an accounting methodology that is based on the historical cost of the Company's assets, rather than future performance, the executive officers concluded that book value per share would not be an appropriate valuation measure of the Company's current value. The executive officers therefore did not give much weight to this factor in their analysis.

         o The liquidation value of the Company's assets. The executive officers determined that liquidation value, were the Company to be liquidated, could be less than book value, and possibly less than current market value. This is because the Company's inventory is highly specialized and would sell at a deep discount to current market value in the event of a liquidation. The executive officers concluded that liquidation value also would not be an appropriate valuation measure for the Company as a going concern.

         o The going concern value of the Company. A going concern valuation is an attempt to establish the present value of future earnings of a company in the context of what returns an investor could expect to receive on his or her investment over a future period. Two key factors in using this methodology valuation are establishing a reasonably accurate forecast of earnings and identifying an appropriate discount rate to establish the present value of such future earnings. The executive officers prepared a discounted cash flow analysis using a discount rate of 14% that indicated the going concern value of the Company was $0.29 per share outstanding. However, the executive officers concluded that because the Company's earnings have historically proven very difficult to predict, any going concern valuation would be too subjective to be given much weight.

         The current market value of the Existing Common Stock. The executive officers determined that the price to be paid for fractional shares should be selected as a premium to current market value. The Existing Common Stock's performance during 2000 was considered, as well as the current market value:

                                        Quarter         Closing High   Closing Low
                                       ----------       ------------   -----------
                                          1Q00           $     0.29     $     0.18
                                          2Q00                 0.29           0.16
                                          3Q00                 0.16           0.13
                                          4Q00                 0.16           0.09


         The executive officers recommended $0.30 as the purchase price for a share of Existing Common Stock, giving consideration to the average $0.16 per share market value of the Existing Common Stock for the 12-month period January 2000 to December 2000, and the market value of $0.075 as of March 6, 2001.

The executive officers noted that the Company's revenues for the quarter ended December 31, 2000 were the highest they had been in four years and were significantly higher than those for the quarter ended December 31, 1999. However, no special consideration was given to these facts. The Company does not use the "percentage completion" method of contract accounting. Rather, the Company recognizes revenues and income on a contract only when the product ships. As a result, the Company can, and does, experience wide swings in revenue recognition and income due solely to the coincidence of product shipments, as reflected in its historical financial performance. See "Purpose and Reasons for the Reverse Stock Split" above.

The executive officers were aware of the Company's Preliminary Operating Plan for 2001, which projected revenues at the highest level since 1996. The Operating Plan for each fiscal year incorporates the corporate strategies for growth and increased profitability of the Company, and once established, the Operating Plan does not change during the fiscal year. Key factors in the development of the Operating Plan are the Company's backlog entering the year and two economic factors management believes are central to the health of the Company's industry: (1) the level and trend of print advertising expenditures, and (2) the level and trend in the cost of newsprint. The backlog entering 2001 was higher than it was entering 1999 but lower than in some prior periods. With a five-month average product cycle time, the Company's backlog does not provide insight to revenue recognition much beyond the quarter to come. Advertising expenditures represent the major source of income for the Company's customer base, and newsprint cost is a major operating expense. When the 2001 Operating Plan was developed, print advertising expenditures were increasing and newsprint cost was stable. Trade publications at that time predicted continued growth of advertising expenditures and some increased cost for newsprint in 2001--circumstances that indicated to management healthy market conditions for the new year. The Company's 2001 Operating Plan was developed in this environment.

Management's experience with the unreliability of such year-end projections, however, led the executive officers to discount the significance of these projections in evaluating the fair value of the Company's Existing Common Stock. For example, in the first quarter of 2001, actual revenues of $1,499,000 and a net loss of $516,000 were at odds with the Operating Plan's anticipated revenues of $1,560,000 and anticipated net loss of $394,000. (Note that the anticipated quarterly revenue figures discussed in the previous paragraph do not appear in
Schedule 2A of D. Latin and Company, Inc.'s fairness report--the number in that schedule is the annual estimate of $15,700,000 revenues from the 2001 Operating Plan. See "Report of D. Latin and Company, Inc." below.) Although revenues for the first quarter of 2001 were fairly in-line with estimates (revenues were largely in backlog at the time the Operating Plan was developed), the actual net loss was not anticipated (revenue recognition for parts sales and service billings was lower than expected, as was the profit margin on some equipment sold under contract).

The revenues in the first quarter were anticipated to be much lower than the $6,211,000 in revenues the Company recognized in the fourth quarter of 2000. Management did not consider this unusual, given the wide swings in revenue recognition discussed above. Although the Operating Plan for a fiscal year does not change, the Company prepares updated financial forecasts throughout each fiscal year based on actual year-to-date results, current backlog and current economic trends. Currently, the Company has revised its forecast for 2001 to show break-even for the year on revenues of $14,400,000, rather than the $15,700,000 in revenues found in the Operating Plan.

In determining whether the $0.30 price to be paid to the Company's shareholders for fractional shares was fair, the Board of Directors (at the recommendation of the executive officers) received a fairness report from an independent financial adviser. See "Report of D. Latin and Company, Inc." below. In determining the fairness to shareholders who will receive New Common Stock, the Board of Directors considered the cost savings associated with no longer being a public company, the perceived greater prospects going forward with respect to strategic alternatives and the removal of the competitive disadvantage of publicly filing material contracts. The Report of D. Latin & Co., Inc. was a material factor that the Board considered. The Board specifically adopted the analysis of the executive officers noted above and the financial advisor noted below, after discussion of the bases for such analysis and the conclusions drawn therefrom.

REPORT OF D. LATIN AND COMPANY, INC.

On February 7, 2001, the Board of Directors retained D. Latin and Company, Inc. ("Latin") to act as its financial advisor and to render an opinion with respect to fairness, from a financial point of view, to the company shareholders of the proposed purchase price for fractional shares ("Opinion"). In requesting Latin's fairness opinion, the Board of Directors did not give any special instructions to Latin or impose any limitations upon the scope of the investigations that Latin deemed necessary to enable it to deliver its Opinion.

The Board of Directors engaged Latin as its financial advisor because Latin is known for its expertise in providing financial advisory services to small and medium-sized companies in Texas. For over fifteen years, Latin has continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and fairness opinions, and valuations for estate and other purposes. Prior to this engagement, neither Latin nor any affiliate of Latin had performed any investment banking or other financial services for or had any other material relationship with the Company.

The amount paid to Latin was approximately $6,000 in fees plus reimbursed expenses. The fee amount is not contingent upon the successful completion of the Reverse Stock Split or any of the other proposals.

On March 6, 2001, Latin delivered to the Board of Directors its written Opinion that the purchase price of $0.30 per share for fractional shares of the Company's Common stock is fair from a financial point of view to the holders of Common stock of the Company.

In rendering its opinion, Latin reviewed, analyzed and relied upon, among other things: (i) drafts of the Proxy Statement, (ii) annual reports for the five years ended December 31, 2000, and certain interim financial reports, (iii) other financial information concerning the business and operations of the Company including certain internal financial analyses and forecasts, and such other analyses as Latin deemed appropriate. In addition, Latin had discussions with senior management of the Company concerning its past and current operations, financial condition and prospects.

         Valuation Analysis:

         Latin prepared its analysis by utilizing the following principal valuation methodologies:

                  1. Premium analysis - Premium analysis compares the per share price paid for the fractional shares to the current market price and the market price range during the last twelve months.

                  2. General valuation analysis - Use of acquisition prices typically paid for manufacturers in the Company's size range and with comparable characteristics and financial records. The prices generally relate to free cash flow, which consists of net earnings before interest, taxes, depreciation, and amortization less capital expenditures ("Cash Flow"). Such price-Cash Flow ratio was applied to the Company's projected operating results for 2001 (included in the Company's Preliminary Operating Plan for 2001, attached as Schedule 2A to the opinion attached as Exhibit 2 to this Proxy Statement).

         An extensive search revealed no meaningful comparable publicly owned companies.

         No comparable acquisitions could be found, even involving privately owned companies with the same SIC code.

         Premium Analysis:

         A price of $0.30 per share is 300% above the market price of $0.075 per share as of March 6, 2001. (The last trade was on February 28, 2001.) A price of $0.30 per share is above the $0.055 - $0.29 per share price range of the Company's Common stock for twelve months ended March 6, 2001. Latin limited consideration of the market prices of the Company's stock to the previous twelve months because it is believed that prices over a longer period do not reflect the market's valuation of the Company at the present time, including a "going private" transaction. However, even if the time frame were extended to twenty-four months, the price range would not materially change.

         Latin did not place much consideration on the stock prices in 1998, when the Company reported net income of $304,437 and had a $0.15 - $0.41 per share price range of its common stock. Latin gave three basic reasons for this:

                  (1) The $300,000 of net income for 2001 is a Company projection, which Latin considered to be very optimistic in view of the U.S. economic outlook, the industry outlook for 2001, and the Company's record of operating losses in 1999 and 2000.

                  (2) The Company incurred operating losses in 1999 and 2000, as compared with profits for the two years before 1998.

                  (3) The stock trades on the OTC Bulletin Board. This market does not attract a large number of investors because stock quotations are not available in newspapers and other periodicals available to the public. Security analysts, money managers and stock brokers usually avoid stocks traded in this market. Therefore, the price of the Company's stock is likely to sell at a relatively low level as related to earnings.

         General Valuation Analysis:

         The Company reported losses from operations in both 1999 and 2000. However, the Company anticipates that it is likely to become profitable in 2001, even though the current decline in newspaper advertising could adversely affect sales of the Company's equipment.

         In the absence of data or comparable transactions, a typical price-Cash Flow ratio, based on transactions of manufacturers in the Company's size range and with comparable characteristics and financial histories was used. In determining such ratio, Latin took into consideration the input from three investment bankers who have knowledge of sales of manufacturing companies of this size. In selecting the price-Cash Flow ratio, Latin also took into consideration the possible effect of the slower economy on sales of the Company (through reduced levels of newspaper advertising) was considered, as was the Company's reported losses before interest, extraordinary gain and taxes in 1999 and 2000. The application of a ratio of three times the projected 2001 Cash Flow of $540,000 provided a price of $0.3086 per share. Projected Cash Flow of $540,000 was determined by adding projected operating profit of $760,000 and projected depreciation and amortization of $180,000 and subtracting projected additions to property, plan and equipment of $400,000. These figures appear in the Operating Plan data on Schedule 2A of the attached Exhibit 2. As a percentage of revenues of the Company, revenues from newspapers represented an average of approximately 40% of the Company's revenues for the last three years.

         Book Value:

         A price of $0.30 is 45% of book value per share of $0.67 as of December 31, 2000. Latin does not believe that book value is a meaningful measure of value of the Company. The Company should be valued as a going concern. Management has determined that were the Company to be liquidated, the proceeds could be less than book value and possibly less than market value.

A copy of Latin's fairness opinion and the attached report is included as
Exhibit 2. On a series of schedules, the report details:

         (1)      the Company's balance sheets as of December 31, 1996-2000;

         (2) consolidated statements of income for years ended December 31, 1996-2000;

         (2A) Operating Plan for year ended December 31, 2001, and comparison with actual operating results for years ended December 31, 1996-2000;

         (2B)     summary of operating results by quarter in 1999 and 2000;

         (3) stock market data on price and volume for the previous twelve months;

         (4)      analysis of the $0.30 per share price; and

         (5) analysis of valuation based on Preliminary Operating Plan for 2001.

The fairness opinion and the attached report should be read in their entirety by the Company's shareholders.

EXCHANGE OF CERTIFICATES AND PAYMENT OF FRACTIONAL SHARES

If the shareholders approve both the Reverse Stock Split and the Amendment to the Articles of Incorporation, the Company will file the Amendment with the Secretary of State of the State of Texas. The Reverse Stock Split will become effective on the date the Certificate of Amendment is issued by the Secretary of State of the State of Texas (the "Effective Date").

As soon as practicable after the Effective Date, each holder of an outstanding certificate theretofore representing Existing Common Stock will receive from Computershare Shareholder Services as the exchange agent (the "Exchange Agent") instructions for the surrender of such certificate to the Exchange Agent. The instructions will include a Letter of Transmittal to be completed and returned to the Exchange Agent with such certificate. As soon as practicable after the surrender to the Exchange Agent of any certificate which represented shares of Existing Common Stock, together with a duly executed Letter of Transmittal and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificates have been issued, (i) certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Existing Common Stock represented by the surrendered certificate shall have been reclassified, and/or
(ii) cash for fractional shares. Until surrendered as contemplated by the preceding sentence, each certificate which represented shares of Existing Common Stock shall be deemed at and after the Effective Date to represent the number of full shares of New Common Stock contemplated by the preceding sentence.

For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered in the stock records of the Company, regardless of the beneficial ownership of those shares. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the approval of the Reverse Stock Split represented any shares of Existing Common Stock, except that if any certificates for New Common Stock are to be issued in a name other than that in which the certificates for shares of Existing Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason thereof (or prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, and (ii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No certificates or scrip representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Instead, shareholders holding a number of shares of Existing Common Stock not evenly divisible by one hundred, and shareholders holding less than one hundred shares of Existing Common Stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of New Common Stock. The price payable by the Company for fractional shares will be determined by multiplying the fraction of a share of New Common Stock by $30.00. The Company does not intend to list or register the New Common Stock on any securities exchange, although the

Company may, but does not guarantee that it will, pursue Pink Sheet trading of the New Common Stock. See "Background" above.

Approval of the Reverse Stock Split will require approval by 66 2/3% of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Reverse Stock Split will be approved if at least 3,499,547 shares of Existing Common Stock are voted in favor of the Reverse Stock Split.

To the Company's knowledge, each executive officer and director of the Company will vote all shares of Existing Common Stock those persons have proxy authority for, for the proposed Reverse Stock Split. These shares represent approximately 5.0% of the voting power on the Record Date. To the Company's knowledge, both Main Line Developments Limited and Koenig & Bauer AG (the Company's two largest shareholders) will vote their shares of Existing Common Stock for the proposed Reverse Stock Split. These shares represent approximately 56.0% of the voting power on the Record Date.

CERTAIN EFFECTS OF REVERSE STOCK SPLIT PROPOSAL ON THE COMPANY'S SHAREHOLDERS

         1. Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. If the Reverse Stock Split is approved and implemented, each shareholder's percentage interest will be the same as it was prior to the approval of the proposal, except for the effect of the elimination of fractional shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's common stock before or after the Reverse Stock Split.

If the Reverse Stock Split proposal is approved, and the charter amendment proposal is approved, the Company's Articles of Incorporation will be amended to change the authorized common stock from the currently authorized 9,000,000 shares to 90,000 authorized shares. The Company will then have approximately 52,804 shares issued and outstanding, 5,216 shares of common stock reserved for future issuance and 31,980 authorized shares remaining. With the exception of the reservation of shares for outstanding convertible debt and stock options, no commitments, plans, understandings or agreements have been made by the Board of Directors or the officers of the Company for use of the authorized but unissued stock.

If the Board of Directors issues additional shares of New Common Stock in the future, current shareholders may suffer dilution of their present interests in the Company, to the extent such future issuances do not involve the current shareholders of the Company.

All outstanding convertible debt and stock options will be adjusted accordingly if the shareholders approve the Reverse Stock Split proposal and the charter amendment proposal. The Amendment leaves the authorized number of shares of preferred stock unchanged.

         2. Financial Effect. The Reverse Stock Split and expenditures incremental to those normally incurred with the Company's Annual Meeting of Shareholders of approximately $21,000 for professional fees and other expenses related to the transaction will not have a material effect on the Company's Balance Sheet, Income Statement or Cash Flow.

The Reverse Stock Split will require a restatement of the Company's earnings per share and book value per share. The following unaudited pro forma financial information presents the effects of the Reverse Stock Split as if it occurred December 31, 2000, and should be read in conjunction with the Company's financial statements and footnotes contained in the 2000 Annual Report accompanying this Proxy Statement. The pro forma data is not necessarily indicative of what the Company's financial position would have been if the Reverse Stock Split had been effected on the date indicated, or will be in the future.

                                                                             December 31, 2000
                                                                                  Reverse
                                                             As Reported         Stock Split            Pro Forma
                                                           ---------------   ------------------      ---------------
                                                               (In Thousands Except Share and Per Share Amounts)
Number of Common Shares Outstanding 5,249,321                   (5,196,517)                                   52,804

Before Extraordinary Gain
  Total Assets                                             $        11,964                   --      $        11,964

  Current Liabilities                                                3,034                   --                3,034
  Long Term Liabilities                                              5,897                   --                5,897
  Shareholders' Equity                                               3,033                   --                3,033
                                                           ---------------      ---------------      ---------------
  Total Liabilities & Shareholders' Equity                 $        11,964                   --      $        11,964

  Earnings Per Share                                       $         (0.09)     $         (8.59)     $         (8.68)

  Book Value Per Share                                     $          0.58      $         56.86      $         57.44

After Extraordinary Gain
  Total Assets                                             $        11,964                   --      $        11,964

  Current Liabilities                                                3,034                   --                3,034
  Long Term Liabilities                                              5,397                   --                5,397
  Shareholders' Equity                                               3,533                   --                3,533
                                                           ---------------      ---------------      ---------------
  Total Liabilities & Shareholders' Equity                 $        11,964                   --      $        11,964

  Earnings Per Share                                       $          0.01      $          0.78      $          0.79

  Book Value Per Share                                     $          0.67      $         66.24      $         66.91


The total number of fractional shares to be purchased is estimated to be approximately 146 at a cost of approximately $4,386. All costs of the Reverse Stock Split transaction will come from the Company's available cash balances.

         3. Effect on Market for Shares. The Company estimates that the number of shares of New Common Stock outstanding after the Reverse Stock Split, if effected, will be 52,804, in the hands of 222 shareholders.

         The New Common Stock will continue to be traded on the OTC Electronic Bulletin Board under the symbol "PECN.OB." However, there will no longer be a public market for the New Common Stock if the Board terminates registration of the New Common Stock under the Exchange Act, which is its intention. See also the information contained below in the subsection captioned "Termination of Exchange Act Registration of New Common Stock."

         The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Stock Split proposal will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholder.

         4. Termination of Exchange Act Registration of New Common Stock. The Reverse Stock Split proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split proposal by the shareholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholder and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.

         With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the New Common Stock under the Exchange Act: (a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof, and (b) executive officers, directors and other affiliates of the Company may be deprived of the ability to dispose of shares of New Common Stock pursuant to Rule 144 under the Securities Act. Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

         5. Effects on Shareholders Receiving Only Cash in the Reverse Stock Split. Any of the Company's shareholders holding less than 100 shares of Existing Common Stock on the Effective Date will receive only cash and no New Common Stock if the Reverse Stock Split proposal and the charter amendment proposal are approved. Unless they purchase shares of New Common Stock after the Effective Date, such shareholders will no longer be shareholders of the Company, and they will not be able to, among other things, (i) participate in the growth and future earning of the Company or (ii) remain eligible to benefit from the Company's use of its operating loss carryforwards, which were

$5,474,872 as of December 31, 1999, and are estimated to be approximately $5,626,000 as of December 31, 2000. See "Exchange of Certificates and Payment of Fractional Shares" above.

FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION SUMMARIZING FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The receipt of New Common Stock solely in exchange for Existing Common Stock will not result in recognition of gain or loss to the shareholder. The adjusted tax basis of the shareholder's New Common Stock will be the same as the shareholder's adjusted tax basis in the Existing Common Stock. The holding period of New Common Stock received solely in exchange for Existing Common Stock will include the shareholder's holding in the Existing Common Stock. No gain or loss will be recognized by the Company upon the Reverse Stock Split.

Shareholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New Common Stock, and they will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

APPRAISAL RIGHTS AND DISSENTER'S RIGHTS

THE FOLLOWING DISCUSSION IS A SUMMARY OF THE LAW PERTAINING TO DISSENTER'S RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT. THE FULL TEXT OF PART 5, ARTICLES 5.11 THROUGH 5.13, OF THE ACT, IS ATTACHED HERETO AS EXHIBIT 3.

Under Articles 5.11 through 5.13 of the Texas Business Corporation Act ("TBCA"), dissenter's rights are available to holders and beneficial owners of the Company's Existing Common Stock who object to the price paid for fractional shares. The following is a discussion of the material information of the rights of the Company's shareholders in this regard.

A dissenting shareholder must file a written objection with the Company prior to the Annual Meeting. The written objection must set out that such shareholder's right to dissent will be exercised if the Reverse Stock Split proposal and the charter amendment are approved. The objection must also give the shareholder's address. If the Reverse Stock Split and the charter amendment are approved and the dissenting shareholder did not vote "FOR" either of these proposals, then the Company will have ten days to send the dissenting shareholder notice that the Reverse Stock Split and charter amendment have been approved.

The dissenting stockholder will have ten days from delivery of this notice to demand the payment of the "fair value" of the shareholder's shares. The "fair value" of the shares is the value thereof as of the day immediately preceding the Annual Meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand must state the number and class of the shares held by the dissenting shareholder and the fair value as estimated by the dissenting shareholder. If the dissenting shareholder does not deliver this demand within ten days, no dissenter's rights will be available to such shareholder.

If within 60 days after the Effective Date, a dissenting shareholder and the Company are unable to agree on a "fair value" of the dissenting shareholder's shares pursuant to the procedures described above, the dissenting shareholder or the Company may file a petition in any court of competent jurisdiction in Dallas County asking for a finding of the "fair value" of the dissenting shareholder's stock pursuant to the procedures of Article 5.12B of the TBCA.

See Exhibit 3 for a description of appraisal rights and dissenter's rights under Texas Law (the same as appears above), as well as a reproduction of Articles 5.11, 5.12 and 5.13 of the TBCA.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT.


                    PROPOSAL TWO - PROPOSED AMENDMENT TO THE
                       COMPANY'S ARTICLES OF INCORPORATION

The Board has proposed an amendment to the Company's Articles of Incorporation be presented to the shareholders to reduce the Company's authorized common stock from 9,000,000 shares to 90,000 shares, which is in proportion to the Reverse Stock Split.

Approval of the Amendment will require approval by 66 2/3% of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Amendment will be approved if at least 3,499,547 shares of Existing Common Stock are voted in favor of the Amendment.

To the Company's knowledge, each executive officer and director of the Company will vote all shares of Existing Common Stock those persons have proxy authority for, for the proposed Amendment. These shares represent approximately 5.0% of the voting power on the Record Date. To the Company's knowledge, both Main Line Developments Limited and Koenig & Bauer AG (the Company's two largest shareholders) will vote their shares of Existing Common Stock for the proposed Amendment. These shares represent approximately 56.0% of the voting power on the Record Date.

A copy of the proposed Amendment is attached to this Proxy Statement as Exhibit
1. All shareholders are urged to read the Amendment in its entirety.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

IN ORDER FOR THE REVERSE STOCK SPLIT TO BE EFFECTED, THE REVERSE STOCK SPLIT AND THE CHARTER AMENDMENT MUST BE APPROVED. NEITHER PROPOSAL WILL BE DEEMED APPROVED UNLESS BOTH ARE APPROVED.


                     PROPOSAL THREE - ELECTION OF DIRECTORS

The Company's bylaws provide that the number of directors shall not be less than five or more than eleven. The six current directors of the Company are proposed to be elected at the Annual Meeting. Each director will serve until the next Annual Meeting of Shareholders or until a successor shall be elected and shall qualify. Proxies in the accompanying form will be voted for the nominees listed in the table that follows, except where authority is withheld by the shareholder. All nominees are presently members of the Board of Directors.

If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named below will be unable to serve.


                                                   Year First
                                                     Became
                                          Age       Director
                                        --------    --------
Simon Bonnier (b)                          71         1984
James K. Feeney (a,b)                      64         1986
Robert S. Hamilton (a,b)                   74         1979
Evans Kostas (a)                           66         1984
Ole B. Rygh (c)                            57         1988
Reinhart Siewert (c)                       63         1988

----------
a - Member of the Executive Committee
b - Member of the Compensation/Option Committee c - Member of the Audit Committee

Mr. Bonnier currently serves as a Director of AB Bonnierforetagen, a Swedish conglomerate having primary business activities in book/magazine publishing and film production/distribution. Other business interests include manufacture of furniture and graphic arts equipment. Mr. Bonnier has served in this capacity since 1965.

Mr. Feeney retired in 2001 from his position as President and Treasurer of Windmoeller & Hoelscher Corporation, a manufacturer of flexographic printing presses for packaging, a position he has held since December 1977.

Mr. Hamilton retired from Publishers Equipment Corporation October 31, 1990, after having served in various executive capacities with the Company during the twelve years prior to that date. Mr. Hamilton has not been employed during the last five years.

Mr. Kostas has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 1985. From September 1984 until February 1985, Mr. Kostas served as Chief Operating Officer of the Company.

Mr. Rygh currently serves as President and Chief Executive Officer of Ryson International, Inc., a supplier of material handling equipment and systems to the printing industry, a position he has held since September 1995. From December 1993 to August 1995, Mr. Rygh served as President and Chief Executive Officer of IDAB, Incorporated, a supplier of material handling equipment and systems to the printing industry.

Mr. Siewert currently serves as President of Koenig & Bauer AG, a German manufacturer of newspaper and commercial printing presses, a position he has held since July 1995. For the prior fifteen years Mr. Siewert served as Executive Vice-President-Finance of Koenig & Bauer AG.

CERTAIN INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES OF THE
BOARD

The Board of Directors of the Company held four formal meetings and executed two Unanimous Written Consents during 2000. The Board's Audit Committee held one formal meeting. The Board's Executive Committee and Compensation/Option Committee did not meet during 2000. Each of the directors attended at least 75% of the total number of such meetings during 2000.

At the beginning of each fiscal year, each director who is not an employee of the Company irrevocably elects his form of compensation for each meeting of the Board of Directors he will attend during such year from three options:

                  Option 1: $500 cash and a stock option for 500 shares of the
                            Company's Exiting Common Stock.

                  Option 2: $1,000 cash.

                  Option 3: A stock option for 1,000 shares of the Company's
                            Existing Common Stock.

In addition, at the beginning of each fiscal year the Chairman designated for each Committee who is not an employee of the Company irrevocably elects his form of compensation for each meeting of the Committee attended that is not concurrent with a meeting of the Board of Directors he will attend during such year from two options:

                  Option 1: A stock option for 250 shares of the Company's
                            Existing Common Stock.

                  Option 2: $250 cash.

The exercise price of options granted to directors is based on the fair market value of the Company's Existing Common Stock at the time of each meeting. Each stock option has a term of five years and becomes fully vested on the third anniversary of the date of grant.

For 2001, Mr. Siewert elected Option 1, Messrs. Rygh, Feeney and Hamilton elected Option 2 and Mr. Bonnier elected Option 3 for compensation to be received for each Board of Directors meeting attended. For compensation to be received as Committee Chairman in 2001, Mr. Siewert chose Option 1 and Mr. Feeney chose Option 2 for each Committee Meeting attended that is not concurrent with a Board of Directors Meeting.

The Compensation/Option Committee recommends compensation/option arrangements for the Company's officers. The Executive Committee serves primarily as an advisor to management. The Audit Committee provides supervision of the auditing process. See the table on page 17 for information as to the members of such committees. The Company does not have a nominating committee of the Board of Directors, or any other committee that performs similar functions.

For information on the security ownership of management and executive compensation, see pages 21 to 22 of this Proxy Statement.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CHARTER AND REPORT OF AUDIT COMMITTEE

The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit 4. Both members of the Audit Committee are independent, as defined in Rule 4200 (a)(15) of the National Association of Securities Dealers' listing standards.


                            REPORT OF AUDIT COMMITTEE

NOT WITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE, OR IN PART, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL AS FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

March 6, 2001

To the Board of Directors of Publishers Equipment Corporation

We have reviewed and discussed with the independent auditors the Company's audited financial statements as of and for the year ended December 31, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

AUDIT COMMITTEE CHAIRMAN: REINHART SIEWERT

AUDIT COMMITTEE MEMBER: OLE B. RYGH


                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Arthur Andersen, LLP as the independent public accountants to audit the Company's financial statements for the fiscal year ending December 31, 2001. Arthur Andersen audited the Company's financial statements for the year ended December 31, 2000. Representative of Arthur Andersen are expected to present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                              FEES AND INDEPENDENCE

Audit Fees

The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the Company's annual financial statements for the year ended December 1, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10Q-SB for that fiscal year was $34,500.

Financial Information Systems Design and Implementation Fees

Arthur Andersen provided no services to the Company in this category for the fiscal year ended December 31, 2000, and there were no fees billed to the Company by Arthur Andersen for such services during the year.

All Other Fees

Arthur Andersen billed the Company an aggregate of $18,500 in fees for other services rendered to the Company for the fiscal year ended December 31, 2000, primarily related to tax compliance. The Audit Committee has considered whether Arthur Andersen's independence is compatible with rendering all other non-audit services during fiscal year 2000.


                                   MANAGEMENT

Executive Officers:

         Evans Kostas. See the information set forth above under the caption "PROPOSAL THREE - ELECTION OF DIRECTORS".

         Roger R. Baier. Mr. Baier has served as Vice President Finance and Chief Financial Officer of the Company since July 1986. From March 1985 to April 1986, Mr. Baier served as Associate Director of Mason Best Company of Dallas, Texas. For eight years prior to that time, he served as Treasurer and in similar executive capacities with Dr Pepper Company of Dallas, Texas. Mr. Baier was employed by Texas Instruments, Inc. of Dallas, Texas, from September 1967 to September 1977 in positions in Financial Planning Management and Mechanical Design Engineering.

Directors:

         See the information set forth above under the caption "PROPOSAL THREE - ELECTION OF DIRECTORS".


         SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The total outstanding capital stock of the Company as of _____________, consisted of [5,249,321] shares of Existing Common Stock. [521,642] shares were reserved for issuance under stock option plans and convertible debt, and [3,229,037] shares were available for issuance. All outstanding shares of Existing Common Stock are entitled to one vote per share. Under the terms of the Articles of Incorporation of the Company, cumulative voting is not permitted.

The following table sets forth as of ____________, the beneficial ownership of the Company's issued and outstanding Existing Common Stock: (i) by each shareholder known to management of the Company to own beneficially more than 5 percent of the Company's outstanding shares of Existing Common Stock; (ii) by each director and executive officer of the Company; and (iii) by all directors and executive officers as a group (7 persons). The Company has 1,000,000 shares of preferred stock authorized. No preferred shares are issued or outstanding. Unless otherwise noted below, the address for each beneficial owner shall be the Company's address.


              Name Of                      Amount and Nature
              Beneficial                     of Beneficial       Percent
                Owner                        Ownership (1)       of Class
----------------------------------------     -------------     -------------
Roger R. Baier                                      26,401 (2)             *
Simon Bonnier                                        2,000 (3)             *
James K. Feeney                                        750                 *
Robert S. Hamilton                                   8,997                 *
Evans Kostas                                       232,422 (4)           4.3%
Ole B. Rygh                                          1,000 (5)             *
Reinhart Siewert                                 1,205,500 (6)          22.9%
Hans Olov Johansson (7)                          1,739,931 (8)          33.1%
Main Line Developments Limited (7)               1,739,931              33.1%
Koenig & Bauer AG (9)                            1,204,500              22.9%

Directors and
Executive Officers
As a Group                                       1,477,070              28.1%


*        Less than 1%.

(1)      Sole voting and investment power.
(2)      Includes 23,000 shares subject to Options exercisable within 60 days.
(3)      Consists of 2,000 shares subject to Options exercisable within 60 days.
(4)      Includes 132,242 shares subject to Options exercisable within 60 days.
(5)      Consists of 1,000 shares subject to Options exercisable within 60 days.
(6) Includes 1,204,500 shares of Existing Common Stock held by Koenig & Bauer AG. Mr. Siewert is President of Koenig & Bauer AG. Mr. Siewert disclaims beneficial ownership of such shares. Also includes 1,000 shares subject to Options exercisable within 60 days.
(7)      Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda.
(8) Includes 1,739,931 shares of Existing Common Stock held by Main Line Developments Limited. Mr. Johansson is a director of Main Line Development Limited. Mr. Johansson disclaims beneficial ownership of such shares.
(9)      Postfach 6060, Friedrich-Koenig-Strasse 4, 97080 Wurzburg 1, Germany.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the fiscal year ending December 31, 2000, its officers, directors and greater than ten percent shareholders have complied with all applicable Section 16(a) filing requirements with respect to the Company's equity securities.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the Chief Executive Officer and any other Executive Officers of the Company whose total annual salary and bonus for the fiscal year ended December 31, 2000, exceeded $100,000.



                           SUMMARY COMPENSATION TABLE


                                                                           Long Term
                                                                         Compensation
                                          Annual Compensation              Awards
                                          -------------------              ------
       (a)                                                                  (g)
    Name and                       (b)          (c)           (d)         Options/
 Principal Position               Year        Salary ($)    Bonus ($)     SARs (#)
 ------------------               ----        ----------    ---------     --------

 CEO, Evans Kostas                2000        194,500         --            --
                                  1999        194,500         --            --
                                  1998        194,500         --            --


The remuneration described in the above table does not include the cost to the Company of benefits furnished to the named executive officer, including premiums for health insurance, personal use of Company automobile and other personal benefits provided to such individual that are extended in connection with the conduct of the Company's business. The value of such benefits cannot be precisely determined, but the executive officer named above did not receive other compensation in excess of the lesser of $50,000 or 10% of such officer's cash compensation in any of the last three years.

The following table sets forth information concerning the number of unexercised options held by the named executive officer at the end of the fiscal year ended December 31, 2000:



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                          (d)
                                                                                        Number of
                                                                                       Unexercised
                                                                                      Options/SARs
                               (a)                                                     At FY-End (#)
                                                                                       -------------
                                                                                     Exercisable/
                              Name                                                   Unexercisable
                              ----                                                   -------------
                     CEO, Evans Kostas                                                 132,242/ --


No stock options were granted to the named executive officer during the year ended December 31, 2000. No options were exercised by the named executive officer during 2000.

EMPLOYMENT AGREEMENTS: The Company has an employment agreement with Mr. Hamilton that provides a retirement benefit of $30,000 per year for a period of 15 years following his October 31, 1990 retirement. The retirement benefit is reduced in the event of Mr. Hamilton's death before the expiration of the 15-year period, and ceases in the event that Mr. Hamilton is not survived by his spouse.

401(k) PLAN: On October 1, 1984, the Company established a 401(k) Plan. The 401(k) Plan provides for voluntary contributions from participating employees. A participant may elect to make contributions up to the maximum permissible amount (the lesser of $30,000 or 25% of the participant's annual compensation) on a before tax basis. The 401(k) Plan was amended on December 28, 1987, to allow the Company to make voluntary contributions to eligible employees' accounts at the discretion of the Company. Effective January 1, 2000, the non-bargaining unit defined contribution pension plan was merged into the 401(k) Plan. During the fiscal year ended December 31, 2000, the Company contributed a total of approximately $124,000 to the 401(k) Plan. The named executive officer received no contribution, and all executive officers as a group (2 persons) received a contribution of $4,922.

INCENTIVE COMPENSATION PLAN: The Company has implemented an Incentive Compensation Plan for certain officers of the Company and King Press Corporation, a wholly owned subsidiary of the Company. Under the Incentive Compensation Plan, an incentive bonus based upon a percentage of the participant's base compensation will be paid to a participant if the Company or King Press Corporation achieves certain levels of targeted after-tax profits. The Incentive Compensation Plan is administered by the Compensation/Option Committee. There were no payments under the Incentive Compensation Plan during the fiscal year ended December 31, 2000.

STOCK OPTION PLAN: In June 1981, the Board of Directors adopted and the shareholders of the Company approved the Publishers Equipment Corporation Stock Option Plan ("Option Plan"). The Option Plan is currently administered by the Compensation/Option Committee of the Board. The Option Plan was amended in April 1989 to increase the number of shares authorized for grant under the Option Plan and extend the expiration date of the Option Plan. The Option Plan was amended in 1994 and 1998 to extend the expiration date of the Option Plan. The Option Plan as amended provides for the grant of stock options to key employees covering a maximum of 500,000 shares of Existing Common Stock, subject to certain adjustments upon the subdivision or consolidation of shares. Under the Option Plan, the exercise price per share of a stock option cannot be less than the greater of $0.25 per share or the fair market value per share on the date the option is granted, provided that an employee owning directly or indirectly more than 10% of the total combined voting power of all classes of stock of the Company may not be issued a stock option unless the exercise price per share is at least 110% of the fair market value per share on the date the option is granted. The Option Plan further provides that the exercise period cannot exceed ten years (or five years if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company).

The Option Plan permits the grant in any calendar year of incentive options greater than $100,000 aggregate market value provided that no more than $100,000 aggregate market value are exercisable for the first time in any single calendar year. Unless terminated earlier by the Board of Directors, the Option Plan will expire April 26, 2004.

No stock options were granted to executive officers during the year ended December 31, 2000, and no Options were exercised during 2000.


                              CERTAIN TRANSACTIONS

During 2000, the Company paid interest to Windmoller & Holscher totalling $29,863 under a $500,000 Convertible Subordinated Note due December 2002 with a floating interest rate based on the publicly quoted German prime rate. Mr. Feeney, a Director of the Company, is the President and Treasurer of Windmoeller & Hoelscher Corporation, a Delaware Corporation and wholly owned subsidiary of Windmoller & Holscher of Germany. The company believes that this transaction was fairly negotiated in the ordinary course of business on an arms-length basis.


                         PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Existing Common Stock.


                              REVOCABILITY OF PROXY

Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors' recommendations. Any shareholder of the Company has the unconditional right to revoke a proxy at any time prior to the voting thereof by (i) notifying the Secretary of the Company with a written notice thereof addressed to Roger R. Baier, Secretary, Publishers Equipment Corporation, 16660 Dallas Parkway, Suite 1100, Dallas, Texas 75248; (ii) executing and delivering a subsequent proxy; or (iii) personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless and until notice of such revocation has been received by the Company at or prior to the Annual Meeting.


                            PROPOSALS OF SHAREHOLDERS

Any proposal which a shareholder wishes to have presented at the Annual Meeting of Shareholders of the Company and included in the Company's Proxy Statement and proxy to be used in connection with such meeting must be received at the main office of the Company, 16660 Dallas Parkway, Suite 1100, Dallas, Texas 75248-2618, on or before January 9, 2002. If such proposal is in compliance with all requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for the Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt. No such proposals were received before the release date of this Proxy Statement.


                                  OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.


                              FINANCIAL INFORMATION

A copy of the Company's Annual Report to Stockholders for fiscal 2000 accompanies this Proxy Statement. The annual report does not constitute a part of the proxy solicitation material. The Company has filed an Annual Report on Form 10-KSB (File No. 0-11744) for the fiscal year ended December 31, 2000 (the "Form 10-KSB") and a Quarterly Report on Form 10-QSB for the quarter ended March 30, 2001 (the "Form 10-QSB") with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing the Secretary of the Company at 16660 Dallas Parkway, Suite 1100, Dallas, Texas 75248. The Form 10-KSB and the Form 10-QSB are incorporated by reference in this Proxy Statement.


                             AVAILABLE INFORMATION

The Company is subject to the information requirements of the Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's Internet Website (http://www.sec.gov).


                                       By order of the Board of Directors

                                       /s/Evans Kostas
                                       Evans Kostas
                                       Chairman of the Board,
                                       President and Chief Executive Officer


June __, 2001

                                    Exhibit 1

                              ARTICLES OF AMENDMENT
                                 TO THE AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                        PUBLISHERS EQUIPMENT CORPORATION


Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, the undersigned adopts the following Articles of Amendment to its Articles of Incorporation:

                                   Article One

         The name of the corporation is Publishers Equipment Corporation.


                                   Article Two

         Article Four A.(1) of Publishers Equipment Corporation's Amended Articles of Incorporation is hereby deleted in its entirety, with the following substituted in its place:

                  The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is one hundred thousand (100,000) without par value, of which ninety thousand (90,000) shares without par value shall be Common Stock, and ten thousand (10,000) shares without par value shall be Preferred Shares issuable in series.

                                  Article Three

         The date of adoption of the resolution approving the reduction in the number of authorized shares set forth in the foregoing amendment is
         ____________.

                                  Article Four

         The foregoing amendment was required to be approved by the shareholders of Publishers Equipment Corporation and the number of votes cast for the amendment by the shareholders was sufficient for approval in accordance with the Texas Business Corporation Act, as amended.

IN WITNESS WHEREOF, THE UNDERSIGNED CHAIRMAN OF THE BOARD OF DIRECTORS OF THE CORPORATION HAS CAUSED THESE ARTICLES OF AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION OF PUBLISHERS EQUIPMENT CORPORATION AS OF THIS ____ DAY OF ______.

                                    Exhibit 2

                           D. Latin and Company, Inc.
                                 3102 Maple Ave.
                                    Suite 450
                               Dallas, Texas 75201

                                                                   March 6, 2001


Board of Directors
Publishers Equipment Corp.
11660 Dallas Parkway, Suite 1100
Dallas, Texas  75248

Gentlemen:

It is our understanding that Publishers Equipment Corporation ("Publishers") plans to effect a 100 for 1 reverse split of its common stock (the "Common Stock") which is now quoted at $0.075 per share (last sale on February 28,
2001). Publishers plans to pay cash to its public shareholders who would receive fractional shares of Common Stock in this transaction on the basis of $0.30 per whole share, based upon shares outstanding before the reverse split.

You have requested that D. Latin and Company, Inc. ("Latin") provide its opinion as to the fairness from a financial point of view to the shareholders of Publishers of the proposed purchase price for fractional shares ("Opinion").

In arriving at our Opinion, we have, among other things:

         1. Reviewed Forms 10-KSB Annual Reports filed with the Securities and Exchange Commission ("SEC") which included annual audited financial statements for Publishers for the five years ended December 31, 2000; and Forms 10-QSB for the first three quarters of 2000; and a preliminary operating plan (summary projection of operating results) for 2001.

         2. Reviewed Drafts of the Rule 13e-3 Transaction Statement to be filed with the SEC by Publishers, the proposed Proxy Statement to be sent to all shareholders of Publishers, and other relevant forms to be submitted by Publishers.

         3. Discussed with management of Publishers the past and current operations and balance sheet (as of December 31, 2000) and current financial condition and prospects for Publishers.

         4. Reviewed the reported prices and trading actively for the Common Stock, which is traded on the OTC Bulletin Board.

         5. Conducted an extensive but unsuccessful search for publicly owned comparable companies and for information on the sale of comparable companies, both public and private.

         6. Conducted such other studies, analyses, inquiries and investigations of financial economic and market criteria that we deemed appropriate.

In connection with our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial statements, audited and unaudited, and other information provided to us by the management of Publishers. In arriving at our Opinion, we have not independently verified such information or undertaken an independent appraisal of the assets of Publishers. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of Publishers.

Our Opinion is based on economic and other conditions which are currently in effect and information available to us on this date. It should be understood that subsequent developments could affect this Opinion.

Our Opinion, as described above, relates to the fairness from a financial point of view to the shareholders of Publishers of the proposed purchase price for fractional shares of Common Stock resulting from the reverse split. We have not been asked to express any other opinions.

For over fifteen years, Latin has continually engaged in the valuation of companies and their securities in connection with mergers and acquisitions, private placements, and fairness opinions, and valuations for estate and other purposes.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the purchase price of $0.30 per share for fractional shares of the Common Stock of Publishers is fair from a financial point of view to holders of the Common Stock of Publishers.

We hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to Publisher's filing of a Rule 13e-3 Transaction Statement.

                                                 Very truly yours,

                                                 D. Latin and Company, Inc.

                                   SCHEDULE 1
                        PUBLISHERS EQUIPMENT CORPORATION
                                 Balance Sheets
                         As of December 31, 1996 - 2000
                                     (000's)

ASSETS                                                1996(A)     1997(A)     1998(A)     1999(A)       2000
                                                      -------     -------     -------     -------     -------
Current Assets:
     Cash                                             $   148     $    38     $    42     $    43     $ 1,308
     Accounts Receivable (Net)                        $   883     $ 1,386     $ 1,141     $   776     $ 1,561
     Inventories                                      $ 7,444     $ 8,257     $ 8,215     $ 8,679     $ 7,910
     Other                                            $   129     $   119     $   189     $   113     $    95
                                                      -------     -------     -------     -------     -------
          Total                                       $ 8,604     $ 9,800     $ 9,587     $ 9,611     $10,874
Property, Plant & Equip. (Net)                        $ 1,310     $ 1,080     $ 1,109     $ 1,162     $ 1,017
Other Assets                                          $    73
          TOTAL ASSETS                                $ 9,914     $10,880     $10,696     $10,773     $11,964
                                                      =======     =======     =======     =======     =======

LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities:
     Accounts Payable                                 $ 1,000     $ 1,391     $   550     $   953     $ 1,522
     Account Liabilities                              $   400     $   829     $   946     $   901     $ 1,106
     Accrued Warranty Expense                         $   175     $   391     $   456     $   100     $   127
     Customer Deposits                                $   632     $ 1,168     $   583     $   102     $    79
     Current Portion-Long Term Debt                   $ 3,672     $   125     $   162     $   193     $   200
     Short Term Debt                                       --     $ 2,154     $ 1,888     $ 2,748          --
     Other                                            $   378          --     $     7          --          --
                                                      -------     -------     -------     -------     -------
          TOTAL                                       $ 6,257     $ 6,058     $ 4,592     $ 4,997     $ 3,034
Long Term Debt                                             --     $ 1,000     $ 2,275     $ 2,166     $ 5,300
Other Liabilities                                     $   169     $   154     $   137     $   118     $    97

Shareholders Equity
     Preferred Stock (B)                              $   400     $   300     $   200     $   100          --
     Common Stock (C)                                 $ 3,088     $ 3,368     $ 3,772     $ 3,392     $ 3,533
                                                      -------     -------     -------     -------     -------
          TOTAL LIAB.AND SHAREHOLDERS EQUITY          $ 9,914     $10,880     $10,976     $10,773     $11,964
                                                      =======     =======     =======     =======     =======



(A)      Audited
(B) Based on liquidation value; convertible into common on a share for share basis.
(C)      Retained earnings deficit was $15,655 in 1999 and $15,613 in 2000.

                                   SCHEDULE 2
                        PUBLISHERS EQUIPMENT CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      YEARS ENDED DECEMBER 31, 1996 - 2000

                                                   1996(A)       1997(A)       1998(A)       1999(A)       2000(B)
                                                  --------      --------      --------      --------      --------
Revenues                                          $ 16,568      $ 13,556      $ 15,180      $ 11,591      $ 13,811
Cost of Revenues                                  $ 13,404      $ 10,536      $ 12,033      $  9,259      $ 11,374
                                                  --------      --------      --------      --------      --------
Gross Profit                                      $  3,164      $  3,020      $  3,147      $  2,332      $  2,437

Selling, Gen. And Admin. Expenses                 $  2,435      $  2,503      $  2,619      $  2,453      $  2,480
                                                  --------      --------      --------      --------      --------
Operating Profit (Loss)                           $    729      $    517      $    528      $   (121)     $    (43)

Other Income (Expenses)
     Interest Expense                             $   (276)     $   (333)     $   (321)     $   (374)     $   (443)
     Other Income                                 $     12      $     (4)     $     97      $     14      $     28
                                                  --------      --------      --------      --------      --------
Net Income (Loss)                                 $    465      $    180      $    304      $   (481)     $   (458)

Extraordinary Item                                                                          $     --      $    500 (C)
                                                                                                          --------
Net Income After Extraord. Item                                                                           $     42

(A)      Audited
(B)      Preliminary - subject to audit
(C)      Extinguishment of debt by owner of convertible subordinated note

                                   SCHEDULE 2A
                        PUBLISHERS EQUIPMENT CORPORATION
             OPERATING PLAN (BUDGET) - YEAR ENDED DECEMBER 31, 2001
           AND COMPARISON WITH ACTUAL OPERATING RESULTS - YEARS ENDED
                            DECEMBER 31, 1996 - 2000

                                          1996          1997          1998         1999           2000           2001 E
                                        --------      --------      --------      --------       --------       --------
Revenues                                $ 16,568      $ 13,556      $ 15,180      $ 11,591       $ 13,811       $ 15,700
Gross Profit                            $  3,164      $  3,020      $  3,147      $  2,332       $  2,437       $  3,229
Operating Profit (Loss)                 $    729      $    517      $    528      $   (121)      $    (43)      $    760
Net Income (Loss)                       $    465      $    180      $    304      $   (481)      $   (458)(A)   $    300

Depreciation and Amortization           $    238      $    231      $    187      $    183       $    144       $    180
Additions to P.P. & E                   $    223      $      1      $    216      $    252       $     --       $    400(B)

Gross Profit Margin                         19.1%         22.3%         20.7%         20.1%          17.7%          20.6%
Operating Profit Margin                      4.4%          3.8%          3.5%           --             --            4.8%


(A)      Before extraordinary gain of $500.
(B) Management believes that it must devote more funds to capital expenditures, partly to make up for lower levels in previous years.

                                   SCHEDULE 2B
                        PUBLISHERS EQUIPMENT CORPORATION
                        Summary of Operating Results (A)
                           By Quarter - 1999 and 2000
                                     (000's)

Quarter Ended March 31                           1998          1999         2000
                                               --------      --------      --------
              Revenues                         $  1,966      $  1,579      $  3,307
              Operating Profit (Loss)          $    (48)     $   (290)     $    102
              Pretax                           $   (141)     $   (379)     $      6

Quarter Ended June 30
              Revenues                         $  4,527      $  3,474      $  1,312
              Operating Profit (Loss)          $    276      $    106      $   (275)
              Pretax                           $    198      $     20      $   (383)

Quarter Ended September 30
              Revenues                         $  5,529      $  4,121      $  1,981
              Operating Profit (Loss)          $    307      $    205      $   (312)
              Pretax (Loss)                    $    228      $    108      $   (432)

Quarter Ended December 31
              Revenues                         $  3,157      $  2,416      $  6,211
              Operating Profit (Loss)          $      9      $   (142)     $    443
              Pretax (Loss)                    $     19      $   (230)     $    351

(A) Publishers considers revenues to be earned when it has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. This recognition normally occurs upon shipment. Therefore, operating results from contracts are reported in the quarter shipped even though the contracts have been in progress for one or two previous quarters.

                                   SCHEDULE 3
                           PUBLISHERS EQUIPMENT CORP.
          STOCK MARKET DATA ON PRICE AND VOLUME FOR PREVIOUS 12 MONTHS


Current Price: Bid: 6.5. cents; Asked: 8 cents; Last Sale: 7.5. cents (02/28/01)

Price Range-Previous 12 months: 29 cents (03 and 04/00);
                                 5.5 cents (01/01)

Traded: OTC Bulletin Board

                                   SCHEDULE 4
                           PUBLISHERS EQUIPMENT CORP.
                        ANALYSIS OF $0.30 PER SHARE PRICE



A. PREMIUM OVER MARKET PRICE ANALYSIS:

         Market Price as of 3/5/01 $0.075
         Premium of $0.30 over Current Market-- 300%
         Price Range - Last 12 Months $0.055 - $0.29
         Price of $0.30 exceeds Price Range

B. COMPARABLE COMPANY ANALYSIS:

         An extensive search revealed no meaningful comparable publicly owned companies

C. SELECTED ACQUISITIONS:

         No comparable acquisitions could be found, even including privately owned companies with the same SIC code.

D. VALUATION OF PUBLISHERS:

         1. A survey of investment bankers familiar with transactions of manufacturers of this size resulted in price range of 3-5 times EBITDA (Earnings before Interest, Taxes, and Depreciation and Amortization) less Capital Expenditures

         2. Since Publishers incurred a loss in 2000, it is necessary to value the Company based on its operating plan (budget projections) for 2001. Schedule 5 reflects the analysis and computations based on a potential purchase of Publishers.

E. PRICE TO BOOK VALUE:

                  $0.30 is 45% of book value per share of $0.67 as of 12/31/00. Management does not believe that the Company could be liquidated for as much as $0.30 per share.

                                   SCHEDULE 5
                           PUBLISHERS EQUIPMENT CORP.
            ANALYSIS OF VALUATION BASED ON PRELIMINARY OPERATING PLAN
                      (BUDGETED OPERATING RESULTS) FOR 2001




A. Projected Earnings before Interest, Taxes and Depreciation and
   Amortization less Capital Expenditures:                              $540,000
   (See Schedule 2A)

B. Price/Cash Flow Ratio:                                                3 times

         A ratio of 3 times was used because of the following:

         1. The ratio is based on projections rather than actual profits.

         2. The 2001 projections appear high because of:

                  a. Publishers past record and backlog ($3.9 million at 1/01/01 verses $3.4 million at 1/01/00)

                  b. The economic slowdown and its affect on newspapers, an important client of Publishers

                  c. Its operating profit margin is higher than previous years

         3. Its past record plus the difficulties of competitors such as Goss Graphic Systems which went into bankruptcy in 1999.

         4. Its high debt equity ratio (Schedule 1)

         5. All of Publishers assets are collateralized by its bank loans.

         6. The economic slowdown, which is expected to reduce the demand for printing presses. (Numerous newspaper publishers have reported declining advertising.)

C. Potential purchase price valuation                                $1,620,000
   Per Share (based on 5,249,000 shares)                                $0.3086

                                    Exhibit 3

THE FOLLOWING IS A SUMMARY OF THE LAW PERTAINING TO DISSENTER'S RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT. FOLLOWING THE SUMMARY, THE FULL TEXT OF PART 5, ARTICLES 5.11 THROUGH 5.13, OF THE ACT, IS REPRODUCED BELOW.

Under Articles 5.11 through 5.13 of the Texas Business Corporation Act ("TBCA"), dissenter's rights are available to holders and beneficial owners of the Company's Existing Common Stock who object to the price paid for fractional shares. The following is a discussion of the material information of the rights of the Company's shareholders in this regard.

A dissenting shareholder must file a written objection with the Company prior to the Annual Meeting. The written objection must set out that such shareholder's right to dissent will be exercised if the Reverse Stock Split proposal and the charter amendment are approved. The objection must also give the shareholder's address. If the Reverse Stock Split and the charter amendment are approved and the dissenting shareholder did not vote "FOR" either of these proposals, then the Company will have ten days to send the dissenting shareholder notice that the Reverse Stock Split and charter amendment have been approved.

The dissenting stockholder will have ten days from delivery of this notice to demand the payment of the "fair value" of the shareholder's shares. The "fair value" of the shares is the value thereof as of the day immediately preceding the Annual Meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand must state the number and class of the shares held by the dissenting shareholder and the fair value as estimated by the dissenting shareholder. If the dissenting shareholder does not deliver this demand within ten days, no dissenter's rights will be available to such shareholder.

If within 60 days after the Effective Date, a dissenting shareholder and the Company are unable to agree on a "fair value" of the dissenting shareholder's shares pursuant to the procedures described above, the dissenting shareholder or the Company may file a petition in any court of competent jurisdiction in Dallas County asking for a finding of the "fair value" of the dissenting shareholder's stock pursuant to the procedures of Article 5.12B of the TBCA.

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

     (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

     (a) listed on a national securities exchange;

     (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

     (c) held of record by not less than 2,000 holders;

     (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

     (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

     (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

     (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the National
Association of Securities Dealers, Inc., or successor entity; or

     (iii) held of record by not less than 2,000 holders;

     (b) cash in lieu of fractional shares otherwise entitled to be received; or

     (c) any combination of the securities and cash described in Subdivisions
(a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    Exhibit 4

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER


PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee is responsible for creating and maintaining an open avenue of communication among the independent accountants, management and the Board of Directors.

The policies and procedures of the Audit Committee must remain flexible in order to appropriately consider changing conditions and to ensure to the Board of Directors that the Company's accounting and reporting practices are in accordance with requirements. Accordingly, the Audit Committee will review and update this Charter annually or more frequently, as conditions dictate.

The Audit Committee's primary duties and responsibilities include serving as an independent and objective committee to:

o Oversee management's responsibility to maintain the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

o Oversee management's responsibility to establish and maintain processes to assure an adequate system of internal control is functioning within the Company;

o Oversee management's responsibility to establish and maintain processes to assure compliance with all applicable laws, regulations and Company policy.

COMPOSITION

  The Audit Committee shall be comprised of the number of directors as determined by the Board of Directors. Subsequent to June 2001, the Audit Committee shall be comprised of two or more directors.

  A majority of the members of the Audit Committee shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

  The members of the Audit Committee shall be elected by the Board of Directors and serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

MEETINGS

  The Audit Committee shall hold regular meetings as necessary and special meetings when called by the Chairman of the Audit Committee or as requested by the independent accountants.

  The Audit Committee shall meet at least annually with management and the independent accountants in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed privately.

  The Chairman of the Audit Committee will report to the Board of Directors following the meetings and is responsible for maintaining minutes and records of the meetings and activities of the Audit Committee.

RESPONSIBILITIES AND DUTIES

  The Audit Committee shall carry out the following responsibilities and duties.

Review of Reports and Documents

o Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

o    Review the 10-KSB prior to the earnings release.

Independent Accountants

o Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness.

o On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence. The Audit Committee must receive annually from the independent accountants a written statement indicating all relationships between the auditor and the Company in accordance with Independence Standards Board Standard #1.

o Periodically consult privately with the independent accountants about internal controls and the fullness and accuracy of the Company's financial statements.

o Review with the independent auditors and management the scope of the annual audit and the audit procedures. At the conclusion of the audit, review the results of the audit including all matters required to be discussed in accordance with generally accepted auditing standards.

o Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

Financial Reporting Processes

o Review the integrity of the Company's financial reporting processes with the independent accountants.

o Discuss with the independent accountants their judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

o Consider and approve major changes to the Company's accounting principles and practices as suggested by the independent accountants.

Compliance

o Review management's monitoring of the Company's compliance with laws, regulations and Company policies to assure that the Company's financial statements, reports and other financial information satisfy legal requirements.

o Perform any other activities consistent with this Charter, the Company's By-laws and governing law as the Audit Committee or the Board of Directors deems necessary or appropriate related to the financial affairs of the Company or the external audit of the Company.

Reporting

o Present a report in the annual proxy statement reflecting the Audit Committee's findings resulting from its financial reporting oversight responsibilities.

                        PUBLISHERS EQUIPMENT CORPORATION

       BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS AT
                           1:00 P.M., AUGUST __, 2001
            PUBLISHERS EQUIPMENT CORPORATION - CORPORATE HEADQUARTERS
                        16660 DALLAS PARKWAY, SUITE 1100
                               DALLAS, TEXAS 75248


The undersigned shareholder of Publishers Equipment Corporation (the "Company") hereby appoints Evans Kostas and Roger R. Baier, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated annual meeting and at any adjournment(s) thereof:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE OTHER SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM 1, ITEM 2, AND ITEM 3, THIS PROXY WILL BE VOTED FOR THE REVERSE STOCK SPLIT AND THE AMENDMENT TO THE COMPANY'S AMENDED ARTICLES OF INCORPORATION AND FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ON THE OTHER SIDE. THE PROXIES WILL FOLLOW THE RECOMMENDATION OF MANAGEMENT WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 4.

THIS PROXY IS REVOCABLE ANY TIME BEFORE IT IS EXERCISED.




                         (PLEASE SIGN ON THE OTHER SIDE)

                        PUBLISHERS EQUIPMENT CORPORATION
      Please Mark Vote In Oval In The Following Manner Using Dark Ink Only

                                                                        For All
                                                  For     Withheld      Except

1.       100:1 Reverse Stock Split

2.       Amendment to the Amended Articles of Incorporation

3. Election of Directors: Simon Bonnier, James K. Feeney, Robert S. Hamilton, Evans Kostas, Ole B. Rygh, Reinhart Siewert

4. The proxies are authorized to vote per the recommendation of management upon such other business or matters as may properly come before the meeting or any adjournment thereof.


                                   (INSTRUCTION: To withhold authority to vote for any individual nominee(s) write that nominee's name on the space provided below:

                                   --------------------------------------------
                                                  Nominee Exception

                                   Receipt herewith of the Company's 2000 Annual Report and Notice of Meeting and Proxy Statement is hereby acknowledged.

                                   BE SURE TO ENTER DATE

                                   Dated:                  , 2001
                                         ------------------

                                   --------------------------------------------

                                   --------------------------------------------

                                           (Signature of Shareholder(s))

                                   Joint owners must each sign. Please sign your name EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title).



                       (PLEASE SIGN, DATE, AND MAIL TODAY)